As filed with the Securities and Exchange Commission on June 2, 2017

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Pentlands Science Park

Bush Loan, Penicuik, Midlothian

EH26 OPZ, United Kingdom

Tel: 011-44-0131-445-6159

(Address of principal executive offices)

Amended and Restated 2014 Equity Incentive Plan

(Full titles of the Plans)

Jeremy Stackawitz

Quotient Biodiagnostics, Inc.

301 South State Street, Suite S-204

Newtown, Pennsylvania 18940

(215) 497-7006

(Name and address of agent for service)

Copies to:

Alejandro E. Camacho, Esq.

Per B. Chilstrom, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary Shares of nil par value per share	200,000(3)	$7.36	$1,472,000	$170.61

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the registrant’s Amended and Restated 2014 Stock Incentive Plan (the “Amended and Restated 2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding ordinary shares.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per ordinary share and the aggregate offering price is based upon the average of the high and low prices of the ordinary shares, as reported on the NASDAQ Global Market on May 25, 2017.
(3)	Represents ordinary shares that were automatically added to the number of shares authorized for issuance under the Amended and Restated 2014 Plan pursuant to an “evergreen” provision, which allows for an annual increase in the number of ordinary shares authorized for issuance thereunder. See “Explanatory Note” for additional information.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES

Quotient Limited (the “Company”) has registered an aggregate of 2,620,206 ordinary shares for issuance under the Amended and Restated 2014 Stock Incentive Plan (the “Amended and Restated 2014 Plan”) pursuant to Registration Statements on Form S-8 (Nos. 333-195507 and 333-214483) filed with the Securities and Exchange Commission (the “SEC”) on April 25, 2014 and November 7, 2016, respectively (the “Prior Registration Statements”).

Pursuant to an “evergreen” provision contained in the Amended and Restated 2014 Plan, on April 1 of each year through 2023, the number of shares authorized for issuance under the Amended and Restated 2014 Plan automatically increases by an amount equal to the lesser of 1% of the total number of the Company’s ordinary shares outstanding on March 31 of the preceding year, 200,000 ordinary shares or such smaller amount as determined by the Board of Directors of the Company. Pursuant to this provision, on April 1, 2017, 200,000 additional ordinary shares became authorized for issuance under the Amended and Restated 2014 Plan.

The Company is filing this Registration Statement on Form S-8 to register 200,000 ordinary shares that were automatically added to the number of shares authorized for issuance under the Amended and Restated 2014 Plan pursuant to the “evergreen” provision contained in the Amended and Restated 2014 Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Prior Registration Statements, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant with the SEC are hereby incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

•	The description of the ordinary shares contained in Amendment No. 3 to the Registration Statement on Form 8-A/A (File No. 001-36415), filed with the SEC on October 30, 2015 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description;

•	The Current Report on Form 8-K filed with the SEC on April 7, 2017;

•	The Annual Report on Form 10-K for the fiscal year ended March 31, 2017 filed with the SEC on May 25, 2017 pursuant to Section 13 of the Exchange Act; and

•	The Proxy Statement filed with the SEC on July 26, 2016 pursuant to Section 14(a) of the Exchange Act (but only with respect to information required by Part III of the Company’s Annual Report on Form 10-K for the year ended March 31, 2016).

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

A list of exhibits filed with this registration statement or incorporated by reference is set forth in the Exhibit Index hereto and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Edinburgh, Scotland on June 2, 2016.

Quotient Limited

By:	/s/ Paul Cowan
	Name:	Paul Cowan
	Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Paul Cowan, Christopher Lindop and Roland Boyd and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Paul Cowan	President, Chief Executive Officer and Director	June 2, 2017
Paul Cowan	(Principal Executive Officer)

/s/ Christopher Lindop	Chief Financial Officer	June 2, 2017
Christopher Lindop	(Principal Financial Officer)

/s/ Roland Boyd	Group Financial Controller and Treasurer	June 2, 2017
Roland Boyd	(Principal Accounting Officer)

/s/ Thomas Bologna	Director	June 2, 2017
Thomas Bologna

/s/ Frederick Hallsworth	Director	June 2, 2017
Frederick Hallsworth

/s/ Brian McDonough	Director	June 2, 2017
Brian McDonough

/s/ Sarah O’Connor	Director	June 2, 2017
Sarah O’Connor

Name	Title	Date

/s/ Zubeen Shroff	Director	June 2, 2017
Zubeen Shroff

/s/ Heino von Prondzynski	Director	June 2, 2017
Heino von Prondzynski

/s/ John Wilkerson	Director	June 2, 2017
John Wilkerson

/s/ Jeremy Stackawitz	Authorized Representative in the United States	June 2, 2017
Jeremy Stackawitz

EXHIBIT INDEX

Exhibit number	Exhibit description

4.1*	Amended and Restated 2014 Stock Incentive Plan (as adopted on March 31, 2014 and amended and restated on October 28, 2016) (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 26, 2016).

5.1	Opinion of Carey Olsen

23.1	Consent of Ernst & Young LLP

23.2	Consent of Carey Olsen (contained in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

*	Filed previously.